Colonial First State Asset Management (Australia) Limited
Code of Ethics
US Registered Investment Adviser

UPDATE HISTORY

Date	Version	AUTHOR	COMMENTS
September 2011	V1	T McKinn	Initial Version
November 2011	V2	T McKinn	Formatting changes
October 2013	V3	J Flex	Formatting changes
January 2014	V4	J Flex	Formatting changes
May 2014	V5	N Reece	Updating of Supervised persons and Personal Trading requirements.
May 2015	V6	J O Keeffe	Minor wording and formatting changes

CFSAMA Ltd Code of Ethics: Updated May 2015

Colonial First State Asset Management (Australia) Limited

Introduction
Rule 204A-1 promulgated under the Investment Advisers Act of 1940 (“Investment Advisers Act”) requires all registered investment advisers to adopt a Code of Ethics. This Code of Ethics (the “Code”) sets forth standards of conduct expected of Supervised Persons and addresses conflicts of interest that arise from personal trading by Supervised Persons. All Supervised Persons (including Access Persons) are subject to this Code of Ethics.

Supervised Persons of Colonial First State Asset Management (Australia) Limited, (“CFSAMA”) are responsible for maintaining the highest ethical standards when conducting business. In keeping with these standards, all Supervised Persons must keep in mind the importance of putting the interests of clients first. Moreover, Supervised Persons should adhere to the spirit and intent as well as the letter of the law, and be vigilant in guarding against anything that could cloud their judgment.

CFSAMA aims to conduct its business with the utmost integrity. Regardless of lesser standards that may be followed through business or community custom, Supervised Persons must observe exemplary standards of openness, integrity, honesty and trust.

Accordingly, CFSAMA has adopted certain standards for the purpose of, promoting and:

▪	Protecting CFSAMA’s clients by deterring misconduct;

▪	Educating its employees regarding CFSAMA’s expectations of them and the laws governing their conduct;

▪	Reminding employees that they are in a position of trust and must act appropriately at all times;

▪	Protecting the reputation of CFSAMA;

▪	Guarding against violation of the US securities laws; and

▪	Establishing procedures for employees to follow so that CFSAMA may determine whether its Supervised Persons are complying with CFSAMA’s ethical principles.

A. Standards of Conduct and Compliance with Laws
CFSAMA’s business activities are subject to extensive governmental regulation and oversight. In particular, as an investment adviser, CFSAMA is subject to regulation under numerous US federal and state laws (such as the Investment Advisers Act), as well as the laws and regulations of the other jurisdictions in which it operates. Applicable laws broadly prohibit fraudulent, manipulative or deceptive market activities of any kind, either directly or indirectly, in connection with any security. Importantly, for example, violations may occur regardless of whether the conduct in question was intended to create or actually resulted in an artificial price. All Supervised Persons, when engaging in transactions on behalf of CFSAMA’s clients, are expected to comply with all applicable anti-fraud and manipulation rules.

It is of course, essential that CFSAMA comply with the laws and regulations applicable to its business activities. Although laws can be both complex and expansive, it is important to know enough about them to determine when to seek advice from supervisors and CFSAMA’s Chief Compliance Officer (“CCO”). You must abide by applicable laws in the country where you are located. In some instances, there may be a conflict between the applicable laws of two or more countries, states, or provinces. If you encounter such a conflict, or if a local law conflicts with a policy set forth in this Code, you should consult with your supervisor or the CCO to determine the appropriate course of action. Laws have precedence over policies.

To assist in this effort, CFSAMA has provided to all Supervised Persons various policies and procedures which provide guidance for complying with these laws and regulations. In addition, CFSAMA holds information and training sessions, including compliance training facilitated by the investment adviser or the Risk Management and Compliance (RMC) Department, to assist employees in achieving compliance with the laws and regulations applicable to the adviser and its activities.

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In addition, CFSAMA is required to file periodic reports with the SEC. It is CFSAMA’s policy to make full, fair, accurate, timely and understandable disclosure in compliance with applicable rules and regulations in all periodic reports required to be filed by CFSAMA.

Certain employees of CFSAMA may provide services for Commonwealth Australia Securities LLC (“CAS”) an affiliated U.S. Registered Broker-Dealer and wholly owned subsidiary of Commonwealth Bank of Australia, CFSAMA’s ultimate parent in the provision of its advisory services to clients. These persons comply with the legal and regulatory requirements and policies of both CFSAMA as investment adviser and CAS as broker dealer in relation to any duties they undertake on behalf of CAS. An Access Person with such dual responsibilities must ensure that they satisfy the personal dealing requirements of CAS (as applicable) as well as that for CFSAMA.

B. Protection of Material Non-public Information
It is a crime in the U.S. and many other countries to transact in a company’s securities while in possession of material non-public information about the company. Questions regarding perceived material information should be directed to a member of the CFSAMA RMC staff. Supervised Persons are responsible for safeguarding non-public information relating to securities recommendations, fund and client holdings. As such, Supervised Persons should not trade based on CFSAMA’s confidential and proprietary investment information. Other types of information (e.g. marketing plans, employment issues, client identities, etc.) may also be confidential and should not be shared with individuals outside CFSAMA (except those retained to provide services for CFSAMA).

C. Personal Securities Trading
An investment adviser is required to designate the categories or sub-categories of persons covered by its Code or portions of its Code. Rule 204A-1 requires this Code to cover CFSAMA’s ‘Supervised Persons’. A subset of these Supervised Persons, known as ‘Access Persons’, are required to comply with specific reporting requirements in relation to personal account trading. Rule 204A-1, contains a presumption that, if the firm's primary business is providing investment advice, then all of its directors, officers and partners are Access Persons. CFSAMA will notify in writing, those persons who are ‘Access Persons’.

All CFSAMA Supervised Persons are subject to personal trading, pre-clearance, and reporting requirements as set forth in the Colonial First State Global Asset Management’s (CFSGAM) Global Personal Dealing Policy. There are additional pre-clearance and reporting requirements applicable to Access Persons.

Additional personal trading restrictions also apply, through policies adopted outside the Code, to all CFSGAM personnel and their associates such as their partner. In summary, generally pre-approval is required for transactions in listed securities. These restrictions operate in addition to the requirements of this Code and their efficacy is monitored by the global RMC teams.

A supervised person includes:

▪
Any identified employee, director, or officer of CFSAMA (or of any company in a control relationship to CFSAMA) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding, the purchase or sale of securities, or whose functions relate to the making of any recommendations with respect to such transactions (or other persons occupying a similar status or performing similar functions);

▪	Any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control, and particular persons designated by the CCO.

An Access Person is a person who:

▪
Has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any fund the adviser or its control affiliates manage;

▪	Is involved in making securities recommendations to clients, or has access to such recommendations that are non-public; or

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▪	Any persons designated by the CCO.

A personal account is:

▪
An account that holds securities in which a Supervised Person has a direct or indirect pecuniary interest and over which the Supervised Person exercises direct or indirect control or influence, including the account of any family member who resides with the Supervised Person.

▪	Includes brokerage accounts, foreign bank accounts through which securities are traded and any other vehicle used to invest directly in securities and derivative instruments.

Please note, if you have been identified as an Access Person you will have been informed of this. A list of all Access Persons at CFSAMA is maintained by the RMC department.

1. Personal Trading Procedures
All CFSAMA Supervised Persons are subject to personal trading restrictions as required. There are additional pre-clearance and reporting requirements applicable to Access Persons.
The personal trading restrictions, procedures and reporting requirements applicable to Access Persons are set forth in detail in the CFSGAM Global Personal Dealing Policy. The following is a summary of certain of those requirements.

2. Personal Trading Requirements Applicable to Access Persons

▪	The Access Person must obtain prior written approval before placing most personal securities transactions ("pre-clearance").

▪	Additional restrictions apply to Investment Team Members with Funds management responsibilities.

▪	Black-lists of securities are maintained. In all instances approval to transact in a particular ‘reportable security’ will be denied if it is black-listed.

▪	"Blackout periods" are enforced when client securities trades are being placed and Access Persons are not permitted to place personal securities transactions on these securities during these times.

▪	Reminders that investment opportunities must be offered first to clients before the adviser or its employees may act on them, and procedures to implement this principle.

▪	All beneficial ownership interests in reportable securities (as defined below) acquired by an Access Person must be held for a minimum of 30 days.

▪	Requirements to provide RMC team trade confirmations and account statements when requested.

3. Initial and Annual Holdings Reports
Each Access Person is required to provide the following reports to the CCO:

Initial Holdings Reports
The initial holdings report must be submitted to the CCO.
It will be submitted no later than 10 days after the person becomes an Access Person and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

At a minimum, the report of the Access Person’s current securities and holdings contains:

1.
the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each ‘reportable security’ in which the Access Person has any direct or indirect ‘beneficial ownership’;

2.	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

3.	The date the Access Person submits the report.

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Annual Holdings Reports
The annual holdings report must be submitted to the CCO. All information reported must be current as of a date no more than 45 days prior to the date of the report. The report must contain the same types of information as contained in the initial holdings report. It will be submitted no later than 30 days after the end of CFSAMA’s fiscal year end (30 June).

4. Quarterly Transaction Reports
Each Access Person shall make a written report with respect to any transactions in reportable securities during the previous calendar quarter including;

▪
the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each ‘reportable security’ in which the Access Person has any direct or indirect ‘beneficial ownership’;

▪	the name of any broker dealer or bank through which the transaction was effected; and

▪	The date the Access Person submits the report.

It is required to be submitted no later than 30 days after the end of each calendar quarter. The Chief Compliance Officer (or designee) reviews these reports and tests the information contained therein against supporting documentation.

5. Notification of opening of Security Accounts
An Access Person must immediately notify the CCO of any new security account that is opened through which the Access Person may acquire a direct or indirect beneficial ownership in any security (this includes reportable securities and non-reportable securities).

Exceptions from Reporting Requirements
The exemptions allowable under the other relevant Parts and/or Annexures of the CFSGAM Global Policy are available to an Access Person’s acquisition of a direct or indirect Beneficial Ownership interest in a security.

This exemption does not apply to any Initial Public Offerings (IPOs) or Limited Offering (Private Placement) in the United States. In all instances the Investment Advisers Act requires that these transactions must be pre-approved.

6. Beneficial Ownership
An Access Person will be considered to have beneficial ownership in a security if he or she has a pecuniary interest in such a security, has voting power with respect to the security or has the power to dispose of such security. An Access Person is, in addition to his or her own holdings, presumed to be a beneficial owner of any securities that are held by or transacted in by his or her immediate family member sharing the Access Person’s household, as defined in Section I.C of the U.S. Registered Investment Adviser Compliance Policies and Procedures Manual (“RIA Manual”).

7. Reportable Securities
"Security" means any:

▪	Note, stock, treasury stock, bond, debenture, security future, evidence of indebtedness, including securities listed in markets external to the USA; or

▪	Certificate of interest or participation in any profit-sharing agreement; or

▪	Collateral-trust certificate; or

▪	Pre-organisation certificate or subscription, transferable share, investment contract; or

▪	Voting-trust certificate, certificate of deposit for a security; or

▪	Fractional undivided interest in oil, gas, or other mineral rights; or

▪
Any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof); or

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▪	Any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or

▪	In general, any interest or instrument commonly known as a "security”; or

▪	Any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

A “reportable security” is any security (as defined above) with the exception of the following:

▪	Direct obligations of the Government of the United States;

▪	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

▪	Shares issued by US money market funds;

▪	Shares issued by US open-end Funds excluding open-ended Funds that are reportable funds; and

▪	Shares issued by unit investment trusts that are invested exclusively in one or more open-end Funds.

For an offshore investment adviser such as CFSAMA, reportable securities also include:

▪	Holdings in all listed and unlisted non-US registered collective investment vehicles such as managed investment schemes or trusts, irrespective of whether these are open ended or closed ended; and

▪	Holdings in reportable funds.

Reportable securities do not include any personal securities held in accounts over which the Access Person has no direct or indirect influence or control (e.g. a superannuation fund such as the staff superannuation fund) and any transactions effected pursuant to an automatic investment plan.

8. Initial Public Offerings and Private Placements
All Access Persons will obtain approval before they directly or indirectly acquire beneficial ownership in any initial public offering (IPO) or in a limited offering (private placement) as defined in Rule 204A-1.

E. Reporting Violations
All Supervised Persons are required to promptly report any actual, apparent or suspected violations of this Code to the CCO (or delegate).

All reports of potential violations are treated with confidence, investigated promptly and reported in accordance with internal procedures and the applicable legal and regulatory requirements.

F. Educating Employees about the Code
To assist in the effort of education, CFSAMA has provided to all Supervised Persons, various policies and procedures which provide guidance for complying with these laws and regulations. In addition, CFSAMA holds information and training sessions to assist employees in achieving compliance with the laws and regulations applicable to CFSAMA and its activities. A record is kept of training sessions and attendance.

G. Adviser Review and Enforcement
This Code will be formally reviewed at least annually for accuracy and the effectiveness of its implementation.

Each Supervised Person of CFSAMA is required to sign a written acknowledgement that he or she has received a copy of this Code, has read the Code, understood it and will abide by its terms. A violation of this Code may be cause for significant sanctions including termination of employment, to the extent permitted by applicable law. Violations must be reported to the CCO.

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H. Recordkeeping
CFSAMA requires honest and accurate recording and reporting of information in order to conduct its business and to make responsible business decisions. In addition, since CFSAMA is engaged in a variety of financial services activities globally, it is subject to extensive regulations regarding maintenance and retention of books and records. Generally, all of CFSAMA’s books, records, accounts and financial statements must be maintained in sufficient detail, must appropriately reflect CFSAMA’s transactions and must conform both to applicable legal requirements and to CFSAMA’s system of internal controls.

The standard retention period required for books and records in the US under rule 204-2 is five years from the end of the fiscal year during which the last entry was made on the record and must be kept in an easily accessible place, the first two years in an appropriate office of the investment adviser. The Codes must be kept for five years after the last date they were in effect. Supervised Person acknowledgements of the Code must be kept for five years after the individual ceases to be a supervised person. Similarly, the list of Access Persons must include every person who was an Access Person at any time within the past five years, even if some of them are no longer Access Persons of CFSAMA.

I. Conflicts of Interest
As a fiduciary, CFSAMA has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by:

▪	Avoiding conflicts of interest to the extent possible – where it cannot be managed effectively using other means, the situation giving rise to the conflict must be avoided;

▪	Controlling - putting in place arrangements to ensure the impact of the conflict is reduced to an acceptable level and

▪	By fully disclosing all material facts concerning any conflict that does arise with respect to any client.

As CFSAMA Supervised Persons are subject to this Code, you must try to manage situations that have even the appearance of conflict or impropriety. Conflicts of interest must be managed in a way that enhances fairness, honesty, professionalism and market integrity.

The information contained in this section relating to the management of conflicts of interest is applied across the jurisdictions in which CFSAMA operates.

1. Conflicts Among Client Interests
Conflicts of interest may arise where Supervised Persons believe they have reason to favour the interests of one client over another client (although not necessarily applicable to CFSAMA, larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which Supervised Persons have made material personal investments, accounts of close friends or relatives of Supervised Persons). This Code specifically prohibits inappropriate favouritism of one client over another client that would constitute a breach of fiduciary duty.

2. Competing With Client Trades
Supervised Persons are prohibited from using knowledge about pending securities transactions or transactions which are under consideration for clients, to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

3. Gifts, Gratuities and Entertainment
The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships; not to gain unfair advantage with clients or vendors. No gift or entertainment should ever be offered, given, provided or accepted by any CFSAMA Supervised Person unless it: (i) is unsolicited, (ii) is not a cash gift, (iii) is consistent with customary business practices, (iv) is not excessive in value, (v) cannot be construed as a bribe or payoff and is given or accepted without obligation, and (vi) does not violate applicable laws or regulations.

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A conflict of interest occurs when the personal interests of Supervised Persons interfere or could potentially interfere with their responsibilities to CFSAMA and its clients. Supervised Persons should not accept inappropriate gifts, favours, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Supervised Persons should not offer gifts, favours, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to CFSAMA or the Supervised Person. This general principle applies in addition to the more specific guidelines set forth below.

CFSAMA prohibits the acceptance or giving of gifts and entertaining in excess of a modest amount. This limit may only be exceeded if pre-approval in accordance with the Colonial First State Global Asset Management Global Gifts and Entertaining Policy is obtained. All gifts or entertaining exceeding the stipulated amount must be recorded in a register.

Specific requirements
Gifts: Include, but are not limited to, theater tickets or tickets to sporting events, registration fees for outings or golf tournaments, vacations, payment for travel, other expenses for outings or events or for conferences or seminars where the giver and recipient do not attend the event together, flowers, candy, wine or liquor, promotional items (e.g., pens, mugs), books and any other item of value.

No Supervised Person may accept any gift, service, or other thing of more than the modest amount stated in the policy from any person or entity that does business with or on behalf of CFSAMA (including, without limitation, a client, supplier or vendor representative) without pre-approval in accordance with the Colonial First State Global Asset Management Global Gifts and Entertaining Policy. No Supervised Person may give or offer any gift of a value of more than the stipulated amount to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser (including, without limitation, suppliers or vendor representatives) without pre-approval in accordance with the Colonial First State Global Asset Management Global Gifts and Entertaining Policy.

No Supervised Person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.

Entertainment: Includes, but is not limited to, theater or sporting events, restaurant meals, outings, golf tournaments, vacations, conferences or seminars without a clear business purpose and any other occasion or event at which the giver accompanies the recipient.

No Supervised Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the adviser. Supervised Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. If a Supervised Person has questions about entertainment, the CCO, Management or designee should be consulted.

CFSAMA requires notification of business entertainment events, and in addition in the case of certain types of business entertainment (e.g., offer of travel expenses or hotel accommodations) pre-clearance of such expenses is required.

Solicitation of Government Plans: The US Foreign Corrupt Practices Act of 1977 prohibits offering or giving anything of value, directly or indirectly, to officials of foreign governments, foreign political candidates or foreign political parties in order to influence official acts or decisions, obtain or retain business or ensure an improper advantage. It is strictly prohibited to make illegal payments to government officials of any country or secure any improper advantage.

In addition, the US government has a number of laws and regulations (discussed in full in the RIA Manual) regarding business gratuities which may be accepted by US government personnel. The promise, offer or delivery to an official or employee of the US government of a gift, favour or other

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gratuity in violation of these rules would not only violate CFSAMA’s policy but could also be a criminal offence. Various state and local governments, as well as foreign governments, have similar rules regarding gratuities and payments.
As such, it is strictly prohibited to make illegal payments to government officials of any country or secure any improper advantage.

ERISA Considerations: Supervised Persons should never offer gifts, or other favors for the purpose of influencing ERISA client or prospective client decision-making. ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money, and anything of value that are given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and therefore unlawful under ERISA. Many public employee benefit plans are subject to similar restrictions. Entertainment of ERISA or public plan trustees may be permissible if there is a business purpose for the entertainment (e.g., review of account performance), but any such entertainment must be consistent with any Code of Conduct of the ERISA plan.

4. Outside business interests and affiliations
CFSAMA’s fiduciary duties to clients dictate that CFSAMA and its Supervised Persons devote their professional attention to client interests above their own and those of other organizations.

Supervised Persons may not engage in any of the following outside business activities without the prior written consent of the CCO:

▪	Be engaged in any other business;

▪	Be an officer of or employed or compensated by any other person for business-related activities;

▪	Serve as general partner, managing member or in a similar capacity with partnerships, limited liability companies or private funds other than those managed by the CFSAMA or its affiliates;

▪
Engage in personal investment transactions to an extent that diverts a Supervised Person’s attention from or impairs the performance of his or her duties in relation to the business of CFSAMA and its clients;

▪
Have any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services to CFSAMA from which the Supervised Person might benefit or appear to benefit materially; or

▪	Serve on the board of directors (or in any similar capacity) of another company, including not-for-profit corporations.

With respect to any outside activities engaged in by a Supervised Person, the following restrictions shall be in effect: (i) the Supervised Person may not imply that he or she is acting on behalf of, or as a representative of, CFSAMA; (ii) the Supervised Person is prohibited from using CFSAMA’s offices, equipment or stationery for any purpose not directly related to CFSAMA’s business, unless such Supervised Person has obtained prior approval from the CCO; and (iii) if the activity was required to be and has been approved by the CCO, the Supervised Person must report any material change with respect to such activity.

CFSAMA maintains a record of its Supervised Persons serving as officers or members of the board of any other entity. Advice must be obtained through the CCO and management where there is a perceived potential conflict of interest. CFSAMA can deny approval where the perceived conflict of interest cannot be managed effectively. This prohibition does not apply to service as an officer or board member of any parent or subsidiary of CFSAMA.

5. Disclosure of Personal Interest
Supervised Persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to an

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appropriate designated person of the client (e.g., the Chief Executive Officer or, with respect to the Chief Executive Officer’s interests, another designated senior officer). If such designated person deems the disclosed interest to present a material conflict, the Supervised Person may not participate in any decision-making process regarding the securities of that issuer.

6. Referrals/Brokerage
Supervised Persons are required to act in the best interests of CFSAMA’s clients regarding execution and other costs paid by clients for brokerage services. Supervised Persons must strictly adhere to CFSAMA’s policies and procedures regarding brokerage (including allocation, best execution, soft dollars, and directed brokerage).

7. Vendors and Suppliers
Supervised Persons must disclose any personal investments or other interests in vendors or suppliers with respect to which the person negotiates or makes decisions on behalf of the Firm. Generally, these individuals are prohibited from making decisions covering CFSAMA’s business with these companies.

8. Transactions with Clients
Supervised Persons are not permitted to knowingly sell to or purchase from a client any security or other property, except securities issued by the client.

Questions concerning this Code
Given the potential consequences of violations of this Code, CFSAMA urges all Supervised Persons to seek guidance from CFSAMA management and/or the CCO with respect to issues that may arise. Resolving whether a particular situation may create a potential conflict of interest, or the appearance of such a conflict, may not always be easy, and situations will inevitably arise that will require interpretation of this Code and other compliance materials to particular circumstances. Please do not attempt to resolve such questions yourself.